Exhibit 10.4

INTERNATIONAL ABSORBENTS INC.

PERFORMANCE AWARD AGREEMENT

for

RESTRICTED STOCK UNITS

(Performance-based award for fiscal year ending January 31, [insert date])

This Performance Award Agreement (the “Agreement”) is entered into as of ________, 20__, by and between International Absorbents Inc., a British Columbia Corporation (the “Company”) and __________________(“Participant”).

The Company has made a grant of performance-based restricted stock units to the Participant. The details of this grant (“RSU Grant”) and the terms and conditions thereof are stated in this Agreement and on Attachment A. This grant is a performance award made pursuant to Section 9 of the Company's 2003 Omnibus Incentive Plan, as amended from time to time (the "Plan"). The RSU Grant is subject to the provisions of the Plan and this Agreement.  A copy of the Plan has been provided to the Participant. Capitalized terms not defined in this Agreement are defined in the Plan.

ARTICLE I

TERMS OF RESTRICTED STOCK UNITS

Section 1.1  Performance-Based Award of Restricted Stock Units.  The RSU Grant listed on Attachment A is hereby awarded to the Participant as of the RSU Grant Date. The RSU Grant shall be convertible, on a one-for-one basis, into an equivalent number of shares of common stock of the Company (“Common Stock”), subject to the vesting requirements stated in Section 1.2 below and in Attachment A.

Section 1.2  Terms of Restricted Stock Units.

(a)

Procedure to Determine Vesting. On the Determination Date, the Committee shall determine what portion, if any, of the RSU Grant meets the vesting requirements stated below, and provided that all vesting requirements continue to be satisfied up to the Settlement Date, then that portion of the RSU Grant shall vest upon the Settlement Date. On the Settlement Date, the Company shall settle the vested portion of the RSU Grant by issuing shares of Common Stock, or cash of equivalent value, in accordance with Section 1.2(c). Any portion of the RSU Grant that fails to meet one or more of the vesting requirements stated below shall be forfeited on the earlier of the Determination Date (if the requirement of section 1.2(b)(2) is not met) or on the date when the Committee first determines that the Participant has failed to meet either the Continuous Service Requirement or otherwise violates a material requirement of this Agreement or the Plan.

(b)

Vesting Requirements and Forfeiture. The RSU Grant shall vest only if the Participant meets the following three requirements:

(1)

Continuous Service Requirement.  The Participant must meet the Continuous Service Requirement for the period between the RSU Grant Date and the Settlement Date, as described in Section 1.2(e);

(2)

Performance Requirement.  As of the Determination Date, the Company’s financial results for the Performance Year must meet one or more economic performance targets as set by the Committee and indicated on Attachment A; and

(3)

Other. The Participant must not have breached any of the other terms and conditions of this Agreement, the Plan or the Participant’s employment agreement.

If Participant fails to meet the requirement under Section 1.2(b)(1) or 1.2(b)(3), then the RSU Grant shall be immediately forfeited in its entirety. Otherwise, if these two conditions are met by the Determination Date but the Performance Requirement of Section 1.2(b)(2) is not met, or is met only in part, then the RSU Grant shall be forfeited on the Determination Date to the extent indicated on Attachment A.

(c)

Settlement. Once the RSU Grant has vested, in whole or in part, the Company shall issue shares of Common Stock in exchange for the vested portion, on a one-for-one basis. These shares shall be issued to the Participant on the Settlement Date, as defined below.

Alternatively, in the Committee’s sole discretion, the Company may substitute an equivalent amount of cash, paid at the same time, if the distribution of Common Stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the fair market value of the Company’s Common Stock at the time of settlement.

If stock certificates are issued, such certificates shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable securities laws promulgated in British Columbia, Canada or the United States.

(d)

No Dividend or Voting Rights Prior to Share Issuance.  Participant shall not have the right to vote or to receive any cash dividends payable with respect to any shares of Common Stock, or otherwise have any rights as a shareholder with respect to any Common Stock,  unless and until the shares have actually been issued to the Participant as the owner upon vesting.

(e)

Continuous Service Requirement. In order to hold the RSU Grant and obtain rights under this Agreement, Participant is required to provide continuous services to the Company or a Subsidiary (or a successor, if approved by the Committee), either as an employee or independent contractor, for the period of time beginning on the Grant Date and ending on the Settlement Date (such period, the “Service Period”), as determined by the Committee; provided that, Participant’s service relationship shall be treated as continuing intact during the Service Period while he or she is on military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed three months, or, if longer, if the Participant’s right to reemployment is provided by statute or by contract. This service requirement shall be referred to herein as the “Continuous Service Requirement.”  If Participant provides services to the Company or a Subsidiary (or a permitted successor) on a part-time basis during the Service Period, then such part-time service shall be deemed to meet the Continuous Service Requirement if it amounts to at least fifty percent (50%) of the time spent in a full-time equivalent position (measured in work days or hours, as determined by the Committee).

Participant shall be deemed to violate the Continuous Service Requirement immediately upon any termination of Participant’s employment or service relationship with the Company or a Subsidiary (or a permitted successor) during the Service Period, regardless of whether such termination is voluntary or involuntary, due to death or disability, and regardless of cause. Upon any such termination, this Agreement shall automatically terminate and the RSU Grant shall be cancelled.

ARTICLE II

ADJUSTMENT OF AWARDS; CHANGE IN CONTROL

In the event of a reclassification, recapitalization, stock split, reverse stock split, stock dividend, combination of shares or other similar event, the Committee shall make adjustments to the RSU Grant as it deems appropriate and equitable, consistent with Section 12 of the Plan.

In the event of a Change in Control, the Committee shall take such action as it deems appropriate and equitable to effectuate the purposes of the Plan and this Agreement, consistent with Section 12 of the Plan. If the Committee makes any adjustments to the Agreement in connection with a Change in Control or other transaction, then such adjustments shall be made in a manner that is consistent with Code Section 409A rules governing payment events and permissible acceleration events, including, without limitation Treasury Regulation Section 1.409A-3(j)(4)(ix) (regarding plan terminations and liquidations).

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a) “Company” shall mean International Absorbents Inc., a British Columbia corporation.

(b) “Determination Date” shall mean the earlier of: (1) the date following the close of the applicable Performance Year on which the Company first releases to the public its complete financial results for such year, or (2) 90 days after the close of the applicable Performance Year.

(c) “Performance Year” shall mean one or more of the Company’s fiscal years, as stated on Attachment A.

(d) “RSU Grant” shall mean the grant of restricted stock units described in Attachment A.

(e) “RSU Grant Date” shall mean the date that the Committee first authorized the RSU Grant, as indicated on Attachment A.

(f) “Settlement Date” shall mean January 31, 20__.

ARTICLE IV

MISCELLANEOUS

Section 4.1  No Rights to Awards or Continued Employment.  Neither the Agreement, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, in accordance with Section 14 of the Plan.

Section 4.2  Restriction on Transfer.  This RSU Grant is not transferable by Participant other than by will or the laws of descent and distribution, as provided in Section 11 of the Plan.

Section 4.3  Taxes.  The Company or its Subsidiary, as appropriate, shall be entitled to withhold from any payment made under the Plan to the Participant an amount sufficient to satisfy any federal, state, provincial, local and/or other tax withholding requirement. The Committee, in its discretion, may, as a condition to the settlement of the RSU Grant require that an additional amount be paid in cash equal to the amount of any federal, state, provincial, local and/or other tax withholding requirement or, alternatively, permit the Participant to satisfy such tax withholding requirement by withholding a portion of the Common Stock to be issued hereunder to cover any tax obligations.

Section  4.4  Stockholder Rights.  The RSU Grant shall not entitle the Participant to any rights of a holder of Common Stock, other than after the date that the Participant is issued shares of Common Stock and is reflected on the books and records of the Company as a stockholder. Unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Common Stock for which the record date is prior to the date on which the Participant shall become the registered holder of such shares of Common Stock.

Section 4.5  No Restriction on Right of Company to Effect Corporate Changes.  Nothing in this Agreement shall prevent the Company or a Subsidiary from taking any corporate action deemed by the Company or such Subsidiary to be in its interests, as provided in Section 23 of the Plan.

Section 4.6  Interpretation.  In the event of any conflict between the provisions of the Agreement (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. In the event of any conflict between the provisions of this Agreement and the Participant’s employment agreement, the provisions of this Agreement shall control. The parties agree that the Committee has the power and authority to make all determinations under this Agreement.

Section 4.7  Breach of Covenants.  In the event that the Committee makes a good faith determination that the Participant committed a material breach of the restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property in any employment or other agreement applicable to the Participant during the period when Participant is performing services for the Company, Participant shall forfeit the RSU Grant in its entirety and this Agreement shall be terminated. In the event that such a breach occurs during the one year period following a termination of Participant’s service relationship with the Company, the Participant will be required to return the shares of Common Stock received by him or her in settlement of the RSU Grant under this Agreement, and if such shares of Common Stock were sold by the Participant, return any proceeds realized on the sale of such shares of Common Stock during the one year period prior to such breach or any time after such breach occurs.

Section 4.8  Headings.  The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Agreement.

Section 4.9  Governing Law.  This Agreement and all rights hereunder shall be construed in accordance with the governing law provision of Section 24 of the Plan.

Section 4.10  Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or any other applicable exception.

Section 4.11  Termination and Survival.  This Agreement shall terminate upon the earlier to occur of the complete vesting or forfeiture of the RSU Grant, as provided herein. Following termination, Sections 4.7 and 4.9 shall survive for the term necessary to carry out the purposes of this Agreement.

THIS AWARD IS SUBJECT TO FORFEITURE AS PROVIDED IN THIS RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

By accepting this RSU Grant, the Participant acknowledges the receipt of a copy of this Performance Award Agreement and agrees to be bound by all the terms and provisions contained in them and in the Plan.

[Signature page follows]

IN WITNESS WHEREOF, this Performance Award Agreement for Company fiscal year ending January 31, 20__ has been duly executed as of the date first written above.

INTERNATIONAL ABSORBENTS INC.

By:
Gordon L. Ellis Chief Executive Officer and President

PARTICIPANT

By:
(Name of Participant)

Enclosed:

Attachment “A” – Terms of Restricted Stock Unit

Attachment “B” – International Absorbents Inc. 2003 Omnibus Incentive Plan

ATTACHMENT “A”

INTERNATIONAL ABSORBENTS INC.

PERFORMANCED-BASED AWARD OF RESTRICTED STOCK UNITS

TERMS AND CONDITIONS

Participant Name:
Participant Address:
Restricted Stock Units Granted (RSU Grant):	______ (convertible into ______ shares of Common Stock if fully vested)
RSU Grant Date:	[insert date]
Performance Year:	Fiscal year ending January 31, 20__
Vesting Requirements (to be verified by Committee):

Three requirements:

(1)

Continuous Service Requirement.  Participant must perform services for the Company or a Subsidiary (or permitted successor) on a continuous basis up to the Settlement Date, in accordance with Section 1.2 of the Agreement.

(2)

Performance Requirement. As calculated by the Committee on the Determination Date, the Company’s financial results for the Performance Year must exceed various targets, as measured by the weighted average return on invested capital for the Performance Year (“ROIC”). The portion of the RSU Grant that shall vest will vary depending on which target is met, as follows:

•

[Insert description of performance targets]

(3)

Other. Participant must meet all other terms and conditions of the Agreement.

Once vested, the vested portion of the RSU Grant is settled in accordance with Section 1.2(c) of the Agreement.

Forfeiture:

RSU Award is forfeited in whole if Participant fails to meet the Continuous Service Requirement or if Participant otherwise violates the Agreement. The RSU Award is forfeited in part to the extent Company fails to meet ROIC targets on the Determination Date, as indicated above.